Exhibit 99.1

PRESS RELEASE

Investor/Media Contact:

Stacy Roughan

NuVasive, Inc.

1-858-909-1812

sroughan@nuvasive.com

NUVASIVE ANNOUNCES EXPANDED LEADERSHIP ROLES FOR

EXECUTIVES

PAT MILES AND MATT LINK

•	Pat Miles Named President and Chief Operating Officer
•	Matt Link Named President, U.S. Sales and Services
•	Keith Valentine to Step Down as Chief Operating Officer

SAN DIEGO, CA – January 12, 2015 – NuVasive, Inc. (NASDAQ: NUVA), a medical device company focused on developing minimally disruptive procedural solutions for spine surgery, today announced changes to its leadership team designed to enhance the Company’s organizational alignment and accelerate its market share-taking strategy in the global spine market.

Pat Miles, NuVasive’s current President of Global Products and Services, will assume an expanded role as President and Chief Operating Officer. In this new role, Mr. Miles will continue to be responsible for leadership and management of global products and services. In addition, he will take on NuVasive’s operational duties, including customer fulfillment, manufacturing, supply chain management and quality engineering. The integration of the global products and services function with operational activities will allow NuVasive to better leverage product development insights globally and allows for greater alignment between the development of procedural solutions and their efficient delivery in the field to fulfill the requirements of the many surgeries the Company supports every day. This strategic integration places NuVasive in an optimal position to further scale the business as the Company accelerates its momentum to drive beyond $1 billion in revenues while increasing operating profitability.

The Company also announced that NuVasive’s Chief Operating Officer Keith Valentine will step down from that role and be leaving the Company effective April 30, 2015. Mr. Valentine is committed to working with the Company to ensure a seamless transition of responsibilities over the coming months.

Alex Lukianov, NuVasive Chairman and Chief Executive Officer, said, “After 14 years with NuVasive, Keith Valentine has made the personal decision to leave the Company to explore different career options as he looks to fulfill long-held professional aspirations. While he will be greatly missed, we are supportive of Keith’s decision to pursue new opportunities and we thank him for his tireless devotion and dedication to the entire NUVA family. He has been an instrumental member of the team, laying and sustaining the foundations for NuVasive’s long-term growth, while playing an integral role in the shaping and supporting of our distinct culture. We wish him the best in his future endeavors.”

Mr. Miles’ newly expanded role as President and Chief Operating Officer is the product of 15 years of service to NuVasive.

“Pat’s contributions to the Company have been invaluable and he is the right leader to move the organization forward as we continue to transform, adapt and scale our business. With this leadership transition, we have a unique opportunity to combine the best elements of both operations and products and services in a way that will continue to spark our innovative brilliance. This integration creates a unified team with a focused vision and purpose: changing spine surgery and improving patient outcomes. From product conception to inventory and distribution, the global integration of our product, services and operations functions will enable us to become an even more efficient and responsive company to better serve our customers and patients,” Lukianov said.

Continuing the Evolution of Procedural Solutions Offering

NuVasive also plans to implement structural changes to its U.S. sales and services departments to best support its customers. As part of this optimization, the Company will integrate and align all U.S. field personnel to form a combined sales and services organization. This will include the consolidation of the Company’s field sales, clinical associates, IMI neurophysiologists and monitoring contracting. Matt Link, who is currently Executive Vice President of U.S. Sales, will become President of U.S. Sales and Services and will lead the expanded team.

As the healthcare environment continues to rapidly evolve, customers are placing a high degree of focus and accountability on NuVasive’s ability to deliver consistent surgical reproducibility, as well as predictable economic and patient outcomes. The strategic integration of sales and services will enhance NuVasive’s ability to meet this need, offering industry-leading comprehensive procedural solutions, including the integration of the Company’s neurophysiology services offering to enhance the benefits and promote the value of a NuVasive partnership with surgeon, hospital and healthcare provider customers. This move uniquely positions NuVasive to fulfill the full set of spine surgery clinical requirements as the Company continues to execute against its mission to change spine surgery and improve patient outcomes.

“I congratulate Matt on his newly expanded role and appreciate his unwavering commitment to NuVasive and to meeting the needs of our customers. Under the leadership of both Pat and Matt, we are taking important steps to ensure that NuVasive is prepared to scale our business in-line with our growth expectations as we anticipate and respond to the evolving needs of NuVasive customers worldwide,” Lukianov said. “I am confident this strategic shift in the organizational alignment of our Company will further our competitive positioning as an innovator and disruptor in the spine market, and I look forward to seeing enhanced efficiency in both the operational and the sales and services teams under the leadership of Pat and Matt.”

About NuVasive

NuVasive is an innovative global medical device company that is changing spine surgery with minimally disruptive surgical products and procedurally-integrated solutions for the spine. The Company is the third largest player in the $8.7 billion global spine market. NuVasive offers a comprehensive spine portfolio of more than 90 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS®, platform for lateral spine fusion. MAS was designed to provide safe, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company’s minimally disruptive surgical products by spine surgeons, development and acceptance of new products or product enhancements, its ability to effectually manage inventory as the Company continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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